EXHIBIT 10.1

                            RENEWAL PROMISSORY NOTE

$150,000.00                                                  JULY 31, 2005

      FOR VALUE RECEIVED, the undersigned, NORTH AMERICAN GAMING AND ENTERTAINMENT (the "Maker"), hereby promises to pay to the order of INTERNATIONAL TOURS, INC. (the "Payee") at the address of Payee set forth below, the principal amount of ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO/100 ($150,000.00), together with interest at a rate per annum equal to 8.00% (EIGHT PERCENT).

COLLATERAL:

A note receivable to Maker secures this loan described as follows:

      AMOUNT OF LOAN:               $150,000.00

      MAKER:                        U.S. DAYLIGHTING LLC
                                    854 EUCLID STREET
                                    SANTA MONICA, CA  90403

Payee shall have all rights of a holder under the Uniform Commercial Code. Principal and interest shall be repaid to Payee as follows:

TERM:  ONE HUNDRED EIGHTY (180) DAYS FROM DATE OF NOTE OR JANUARY 31, 2006.

      Except as otherwise expressly provided herein, each maker, surety, endorser, and guarantor of this Note hereby severally waives demand and presentation for payment, notice of non-payment, protest and notice of protest, and the diligence of bringing suit against any party hereto and consents that time of payment may be extended from time to time without notice thereof to it.

      All amounts payable hereunder by the Maker shall be payable to the Payee at the address set forth below or at such other place as the Payee or the holder hereof may, from time to time, indicate in writing to the Maker, and shall be made by the Maker in lawful money of the United States by check or in cash at such place of payment.

      This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Any partial prepayments shall be applied first to any overdue interest and then to the outstanding principal installments in inverse order of maturity.

      If any payment required to be made hereunder becomes due and payable on a non-business day, the maturity thereof shall extend to the next business day and interest shall be payable at the rate applicable thereto during such extension. The term "business day" shall mean a calendar day excluding Saturdays, Sundays or other days on which banks in the State of Texas are required or authorized to remain closed.

      If this note is placed in the hands of an attorney for collection, Maker agrees to attorneys' fees and costs and expenses of collection, including but not limited to court costs.

      This Note shall be governed by and construed in accordance with the laws of the State of Texas and applicable law of the United States.

      In no contingency or event whatsoever shall the amount paid or agreed to be paid by Maker, received by Payee, or requested or demanded to be paid by maker exceed the maximum amount permitted by applicable law. In the event any such sums paid to Payee by Maker would exceed the maximum amount permitted by applicable law, Payee shall automatically apply such excess to the unpaid principal amount of this Note or, if the amount of such excess exceeds the unpaid principal amount of other indebtedness, if any, owed by maker or Payee, or it there be no such other indebtedness, such excess shall be paid to Maker. All sums paid or agreed to be paid by Maker received by Payee, or requested or demanded to be paid by maker which are or hereafter may be construed to be or in respect of compensation for the use, forbearance, or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all indebtedness of Maker to Payee, to the end that the actual rate of interest hereon shall never exceed the maximum rate of interest permitted form time to time by applicable law.

      This Note is non-recourse to Maker . In the event of default, Payee's sole remedy shall be to foreclose the collateral and seek recovery from U.S. Daylighting LLC, and Payee shall have no claim against Maker for any deficiency in collection of the collateral note from U.S. Daylighting LLC.

      EXECUTED as of the date and year first set forth above.

Address of Payee:                          MAKER:

INTERNATIONAL TOURS, INC.                  NORTH AMERICAN GAMING AND
13150 Coit Road, Suite 125                 ENTERTAINMENT CORPORATION
Dallas, Texas  75240

                                           By:  s/s E.H. HAWES II____________
                                           E.H. Hawes II, President and C.E.O.



DAL:570926.1